UNRIVALED BRANDS, INC.
3242 S. Halladay Street Santa Ana, CA 92705

April 8, 2022 (the “Effective Date”)
People’s California, LLC
Attn: Bernard Steimann
22 Executive Park, Suite 250
Irvine, CA 92614

Re: Equipment Finance Agreement between SLC4, LLC and New Patriot Holdings, Inc. executed on or about September 5, 2020 (the “SLC4, LLC Note”).

Mr. Steimann:

In recognition that Unrivaled Brands, Inc. (“Purchaser”) has failed to make certain payments due under the SLC4, LLC Note, People’s California, LLC (“Owner”), New Patriot Holdings, Inc. (“New Patriot”) and Purchaser are entering into this second letter agreement (this “Agreement”). If Purchaser meets its obligations under this Agreement then the Parties agree that Purchaser will have cured the Notice of Breach and Demand to Cure relating to the SLC4, LLC debt obligation dated April 1, 2022. Capitalized terms used herein but not otherwise defined shall have the meanings given them in the Membership Interest Purchase Agreement, dated August 15, 2021, between Purchaser, Owner, and People’s First Choice, LLC. Purchaser, Owner, and New Patriot shall collectively be referred to herein as the “Parties” or individually as a “Party.”
NOW, THEREFORE, the Parties agree as follows:
1.Stark Note Assumption.
a.Beginning April 1, 2022, Purchaser shall no longer be responsible for any obligations to SLC4, LLC in connection with the SLC4, LLC Note, and Purchaser shall instead assume all financial responsibility, obligations and liability related to: (i) that certain promissory note made by People’s LA and held by Christopher Stark dated June 2, 2020 (the “Stark Note”); and (ii) the litigation entitled Holistic Supplements, LLC, and Jamie Kersey v. Christopher Stark et al., Case No. BC599796 which shall include the management of the litigation (the “Stark Litigation”). Owner agrees to cooperate in the Stark Litigation to the extent such cooperation is reasonably requested by Purchaser. Owner agrees that all payment obligations related to the Stark Note shall be paid current by Owner as of April 1, 2022.
b.Beginning April 1, 2022, New Patriot shall resume full responsibility for all obligations under the SLC4, LLC Note. Purchaser agrees that all payment obligations related to the SLC4, LLC Note shall be paid current by Purchaser as of April 1, 2022.
c.In connection with Purchaser’s assumption of the Stark Note and the Stark Litigation, Purchaser shall deem the Stark Note Holdback and the Stark Litigation Holdback Amount to be released as provided for in Section 2.05(a) and (b) of the Secondary MIPA. In addition, the Stark Litigation Holdback Amount in the Secondary MIPA shall be reduced to One Million Dollars ($1,000,000). Purchaser acknowledges that any obligation by Owner related to the Stark Litigation is satisfied by Purchaser’s possession of the $1,000,000 Stark Litigation Holdback in the form of the purchase price for People’s LA.
2.Notices. For notice purposes, the notice address for the Parties shall be as specified in the Closing Documents.
3.Governing Law. This Agreement shall be governed by the laws of the State of California, its rules of conflict of laws notwithstanding. The Parties agree and consent to the exclusive jurisdiction of the Federal and state courts located in Orange County, California, and any appellate court therefrom, in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby.
4.Miscellaneous. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns. This Agreement may be executed in multiple counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each Party delivered to the other Party, it being understood that the Parties need not sign the same counterpart. Copies of this Agreement with signatures transmitted electronically (e.g., pdf) will be deemed to be original signed versions of this Agreement. Should any dispute arise regarding the terms and conditions of this Agreement, the prevailing Party shall be entitled to recover attorneys’ fees and costs reasonably incurred in connection with such dispute. The prevailing Party shall be the party who the court/arbitrator determines has prevailed on the significant issues in the litigation with a focus on the result obtained.
This Agreement, together with the Closing Documents, embodies the entire agreement between the Parties and supersedes all prior agreements and understandings relating to the matters contained herein. This Agreement may be amended or supplemented only by an instrument in writing executed by the Party against whom enforcement is sought.
Please execute this Agreement where indicated below to signify your acceptance and agreement to the terms and provisions hereof.

Sincerely,
UNRIVALED BRANDS, INC.,
a Nevada corporation

By: _______________________________
Name: Tiffany Davis
Title: Chief Executive Officer

Received, Accepted and Agreed to as of the Effective Date

PEOPLE’S CALIFORNIA, LLC,
a California limited liability company

By:
Name: Bernard Steimann
Title: Managing Member

New Patriot Holdings, Inc.,

a California corporation

By:
Name:
Title: